Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Renee Walker
(248) 244-4586	(248) 244-5362
james_polehna@kellyservices.com	renee_walker@kellyservices.com

KELLY SERVICES REPORTS 1st QUARTER 2007 RESULTS

TROY, MI (April 24, 2007) – Kelly Services, Inc., a global provider of staffing services, today announced results for the first quarter ended April 1, 2007.

Carl T. Camden, President and Chief Executive Officer, announced revenue for the first quarter of 2007 totaled $1.351 billion, a 1.1% increase compared to the $1.336 billion for the corresponding quarter in 2006. On a constant currency basis revenue decreased 1.1%.

Net earnings for the first quarter of 2007 totaled $11.9 million, a 39.2% increase compared to $8.6 million reported for the first quarter of 2006. Effective March 31, 2007, the Company sold its Home Care business unit for cash proceeds of $12.5 million and recorded an after tax gain on sale of $6.2 million. During the first quarter the Company also incurred after tax costs of $2.6 million related to the restructuring of its UK operations. Excluding the gain on sale of the Home Care business and the UK restructuring charges, net earnings were $8.4 million, a 2.0% decrease compared to last year.

Diluted earnings per share in the first quarter of 2007 were $0.32, an increase of 33.3% as compared to first quarter 2006 earnings of $0.24 per share. Excluding the $0.17 per share after tax gain on sale of the Home Care business, and the $0.07 per share after tax cost of the UK restructuring, diluted earnings were $0.23 per share, a 4.2% decrease compared to last year.

Commenting on the results, Camden said, “Despite continued slowing in the Americas staffing markets, we’re pleased that we delivered solid profitable results. We also accomplished a number of key strategic objectives during the first quarter. We moved aggressively to diversify geographically and move into higher margin fee based businesses.

–	We acquired Talents Technology, a permanent placement and executive search firm with operations in the Czech Republic and Poland.

–	In support of our expansion into the Asia-Pacific markets, we acquired the remaining 51% interest in our Tempstaff - Kelly joint venture. Kelly now owns 100% of this $40 million annual revenue operation in Japan.

–	We also acquired CGR/seven, a creative services staffing and placement firm with operations in New York. This acquisition adds a new higher margin business to our professional staffing portfolio.

“Although these acquisitions did not have any significant financial impact on the first quarter, they position us well for enhanced growth and profitability going forward.

“Effective with the first quarter, we have realigned our operations into four reporting segments: Americas Commercial, Americas Professional, Technical and Staffing Alternatives (PTSA), International Commercial, and International PTSA. The Americas include our U.S. operations, as well as Canada, Mexico and Puerto Rico, which were previously included in International. In addition, we have allocated corporate expenses that directly support the operating units to the results of the four segments. This change provides greater transparency in our financial reporting and allows more accountability by our segment leadership for total business performance. Reclassified historical financial statements reflecting these changes are available on the Company’s investor relations web site.

“Revenue in our Americas Commercial segment, which accounted for 51% of total sales, decreased 4.3% year over year in the first quarter. Operating earnings totaled $21.1 million, essentially flat to last year.

“Revenue in our Americas PTSA segment, which accounted for 19% of total sales, decreased 6.2% year over year in the first quarter. Operating earnings totaled $13.6 million and decreased 6.5% on a year over year basis.

“Revenue in our International Commercial segment, which accounted for 27% of total sales, increased 16.3% year over year in the first quarter. On a constant currency basis revenue increased 7.3%. The reported segment operating loss totaled $4.5 million. Excluding the $2.6 million of UK restructuring charges, the operating loss was $1.9 million, a 20.5% improvement compared to the prior year.

“Revenue in our International PTSA segment, which accounted for 3% of total sales, increased 40.0% year over year in the first quarter. On a constant currency basis revenue increased 29.4%. Operating earnings totaled $248 thousand, a 37.8% increase compared to last year.

“Corporate expenses totaled $19.9 million and decreased 3.9% compared to last year.

“Earnings from operations totaled $10.5 million. Excluding the $2.6 million of UK restructuring charges, earnings from operations totaled $13.1 million and increased 2.6% on a year over year basis.

“The effective tax rate from continuing operations for the first quarter was 52.9%, compared to 36.3% last year. The increase in the effective tax rate is primarily due to the impact of the UK restructuring charges, where the tax benefit is not recognized because of valuation allowances recorded against existing UK tax loss carry forwards.

Mr. Camden added, “We expect second quarter 2007 earnings to be in the range of $0.35 to $0.40 per share, as compared to $0.33 per share from continuing operations in the second quarter of 2006. Not included in this guidance are additional planned restructuring costs of approximately $3 million, or $0.08 per share related primarily to the completion of the branch closings and headquarters consolidation in our UK operation.”

Mr. Camden concluded, “For the full year of 2007, we are currently forecasting that earnings will range between $1.65 and $1.80 per share, compared to $1.56 per share from continuing operations in 2006. The range excludes the gain on the sale of the Home Care business and UK restructuring costs. This guidance reflects our view that the U.S. economy will avoid a recession in 2007, and that our Americas staffing segments will resume positive revenue growth in the 3rd quarter of this year. ”

In conjunction with its first quarter earnings release, Kelly Services, Inc. will host a conference call at 9:00 a.m. (ET) on April 24, 2007 to review the results and answer questions. The call may be accessed in one of the following ways:

Via the Telephone:

U.S. International	1-800-288-8961 1-612-332-0632

The pass code is Kelly Services

Via the Internet:

The call is also available via the internet through the Kelly Services website:

www.kellyservices.com

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

Kelly Services, Inc. (NASDAQ: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, outsourcing, vendor on-site and full-time placement. Kelly operates in 32 countries and territories. Kelly provides employment to more than 750,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, and health care. Revenue in 2006 was $5.5 billion. Visit www.kellyservices.com.

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF EARNINGS

FOR THE 13 WEEKS ENDED APRIL 1, 2007 AND APRIL 2, 2006

(UNAUDITED)

(In thousands of dollars except per share data)

	2007	2006	Change	% Change

Revenue from services	$1,350,858	$1,335,605	$15,253	1.1%

Cost of services	1,121,650	1,122,569	(919)	(0.1)

Gross profit	229,208	213,036	16,172	7.6

Selling, general and administrative expenses	218,715	200,240	18,475	9.2

Earnings from operations	10,493	12,796	(2,303)	(18.0)

Other income, net	673	40	633	NM

Earnings from continuing operations before taxes	11,166	12,836	(1,670)	(13.0)

Income taxes	5,908	4,664	1,244	26.7

Earnings from continuing operations	5,258	8,172	(2,914)	(35.7)

Earnings from discontinued operations, net of tax	6,657	386	6,271	NM

Net earnings	$11,915	$8,558	$3,357	39.2%

Basic earnings per share
Earnings from continuing operations	$0.14	$0.23	$(0.09)	(39.1	) %
Earnings from discontinued operations	0.18	0.01	0.17	NM

Net earnings	$0.33	$0.24	$0.09	37.5%

Diluted earnings per share
Earnings from continuing operations	$0.14	$0.23	$(0.09)	(39.1	) %
Earnings from discontinued operations	0.18	0.01	0.17	NM

Net earnings	$0.32	$0.24	$0.08	33.3%

STATISTICS:

Gross profit rate	17.0%	16.0%	1.0%

Expenses as a % of revenue	16.2	15.0	1.2

% Return - Earnings from operations	0.8	1.0	(0.2)
Earnings from continuing operations before taxes	0.8	1.0	(0.2)
Earnings from continuing operations	0.4	0.6	(0.2)
Net earnings	0.9	0.6	0.3

Effective income tax rate	52.9%	36.3%	16.6%

Average number of shares outstanding (thousands):
Basic	36,511	35,872
Diluted	36,898	36,076

KELLY SERVICES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS BY SEGMENT

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2007	2006	Change	% Change

Revenue from Services:
Americas - Commercial	$684,051	$714,465	$(30,414)	(4.3	) %
Americas - PTSA	263,433	280,736	(17,303)	(6.2)

Total Americas	947,484	995,201	(47,717)	(4.8)

International - Commercial	358,950	308,679	50,271	16.3
International - PTSA	44,424	31,725	12,699	40.0

Total International	403,374	340,404	62,970	18.5

	$1,350,858	$1,335,605	$15,253	1.1%

Earnings from Operations (As Reported):
Americas - Commercial	$21,059	$21,133	$(74)	(0.4	) %
Americas - PTSA	13,615	14,562	(947)	(6.5)

Total Americas	34,674	35,695	(1,021)	(2.9)

International - Commercial	(4,493)	(2,339)	(2,154)	(92.1)
International - PTSA	248	180	68	37.8

Total International	(4,245)	(2,159)	(2,086)	(96.6)

Corporate Expense	(19,936)	(20,740)	804	3.9

	$10,493	$12,796	$(2,303)	(18.0	) %

Earnings from Operations (Excluding the UK Restructuring Charge):
Americas - Commercial	$21,059	$21,133	$(74)	(0.4	) %
Americas - PTSA	13,615	14,562	(947)	(6.5)

Total Americas	34,674	35,695	(1,021)	(2.9)

International - Commercial	(1,859)	(2,339)	480	20.5
International - PTSA	248	180	68	37.8

Total International	(1,611)	(2,159)	548	25.4

Corporate Expense	(19,936)	(20,740)	804	3.9

	$13,127	$12,796	$331	2.6%

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSTANT CURRENCY

REVENUE FROM SERVICES TO REPORTED REVENUE FROM SERVICES

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2007	2006	Change	% Change

Revenue from services - constant currency*:
Americas - Commercial	$685,513	$714,465	$(28,952)	(4.1	) %
Americas - PTSA	263,531	280,736	(17,205)	(6.1)

Total Americas - constant currency*	949,044	995,201	(46,157)	(4.6)

International - Commercial	331,164	308,679	22,485	7.3
International - PTSA	41,061	31,725	9,336	29.4

Total International - constant currency*	372,225	340,404	31,821	9.3

Total revenue from services - constant currency*	1,321,269	1,335,605	(14,336)	(1.1	) %
Foreign currency impact	29,589		29,589

Revenue from services	$1,350,858	$1,335,605	$15,253	1.1%

*	Information on constant currencies is provided to allow investors to separate the impact of foreign currency translations on reported results. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

KELLY SERVICES, INC. AND SUBSIDIARIES

SUMMARY OF DISCONTINUED OPERATIONS

(UNAUDITED)

(In thousands of dollars)

	First Quarter
	2007	2006
Revenue from services:
KHC	$14,777	$14,720
KSL	-	9,764

Operating income (loss) from discontinued operations:
KHC	$674	$(42)
KSL	124	683

	798	641
Less: Income taxes	307	255

Earnings from discontinued operations, net of tax	491	386

Gain on sale of KHC discontinued operations	10,153	-
Less: Income taxes	3,987	-

Gain on sale of KHC discontinued operations, net of tax	6,166	-

Discontinued operations, net of tax	$6,657	$386

Effective March 31, 2007, the Company sold Kelly Home Care ("KHC"), a wholly owned subsidiary. Effective December 31, 2006, the Company sold Kelly Staff Leasing ("KSL"), a wholly owned subsidiary. The operating results for KHC and KSL, as well as the gain on the sale of KHC, have been excluded from earnings from continuing operations. This schedule provides information on KHC's and KSL's results from operations for the first quarter of 2007 and 2006 and the gain on the sale of KHC, all of which are included as discontinued operations on the face of the statements of earnings.

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(UNAUDITED)

(In thousands of dollars except per share data)

	First Quarter
	2007		2006
	Amount	Per Share	Amount	Per Share
Net earnings	$11,915	$0.32	$8,558	$0.24
Gain on the sale of Kelly Home Care	(6,166)	(0.17)	-	-
UK restructuring charge (1)	2,634	0.07	-	-

Net earnings excluding the gain on sale and UK restructuring charge	$8,383	$0.23	$8,558	$0.24

	First Quarter
	2007		2006	% change
Selling, general and administrative expenses	$218,715		$200,240
UK restructuring charge (1)	(2,634)		-

Selling, general and administrative expenses excluding the UK restructuring charge	$216,081		$200,240	7.9%

Earnings from operations	$10,493		$12,796
UK restructuring charge (1)	2,634		-

Earnings from operations excluding the UK restructuring charge	$13,127		$12,796	2.6%

Earnings from continuing operations	$5,258		$8,172
UK restructuring charge (1)	2,634		-

Earnings from continuing operations excluding the UK restructuring charge	$7,892		$8,172	(3.4%)

International Commercial Earnings from operations	$(4,493)		$(2,339)
UK restructuring charge (1)	2,634		-

International Commercial Earnings excluding the UK restructuring charge	$(1,859)		$(2,339)	20.5%

International Earnings from operations	$(4,245)		$(2,159)
UK restructuring charge (1)	2,634		-

International Commercial Earnings excluding the UK restructuring charge	$(1,611)		$(2,159)	25.4%

KELLY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(UNAUDITED)

(In thousands of dollars except per share data)

Management believes that the non-GAAP (Generally Accepted Accounting Principles) information excluding the gain on the sale of Kelly Home Care and the UK restructuring charge is useful to understand the Company's fiscal 2007 financial performance and increases comparability with prior year results. Specifically, Management believes that excluding these items allows for a more meaningful comparison of current period operating performance with the operating results of prior periods. These non-GAAP measures may have limitations as analytical tools because they exclude items which can have a material impact on cash flow and earnings per share. As a result, Management considers these measures, along with reported results, when it reviews and evaluates the Company's financial performance. Management believes that these measures provide greater transparency to investors and provide insight into how Management is evaluating the Company's financial performance. Non-GAAP measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

(1) The UK restructuring charge is comprised of facility exit costs associated with the closure of 18 branch locations and the accelerated depreciation of the leasehold improvements and personal property at the impacted locations.

KELLY SERVICES, INC. AND SUBSIDIARIES

BALANCE SHEETS

(UNAUDITED)

(In thousands of dollars)

	April 1, 2007	December 31, 2006	April 2, 2006
Current Assets
Cash and equivalents	$120,829	$118,428	$60,395
Trade accounts receivable, less allowances of $17,884, $16,818 and $17,114, respectively	828,005	838,246	819,995
Prepaid expenses and other current assets	49,569	45,316	43,792
Deferred taxes	25,678	29,543	33,586

Total current assets	1,024,081	1,031,533	957,768

Property and Equipment, Net	168,230	170,288	161,569

Noncurrent Deferred Taxes	35,731	35,437	22,442

Goodwill, Net	121,207	96,504	89,324

Other Assets	135,570	135,662	106,173

Total Assets	$1,484,819	$1,469,424	$1,337,276

Current Liabilities
Short-term borrowings	$75,594	$68,928	$51,298
Accounts payable	135,382	132,819	114,236
Accrued payroll and related taxes	266,039	274,284	270,985
Accrued insurance	24,203	24,191	32,798
Income and other taxes	56,580	68,055	52,279

Total current liabilities	557,798	568,277	521,596

Noncurrent Liabilities
Accrued insurance	57,219	57,277	52,465
Accrued retirement benefits	74,519	71,990	61,522
Other long-term liabilities	21,293	13,323	13,273

Total noncurrent liabilities	153,031	142,590	127,260

Stockholders’ Equity
Common stock	40,116	40,116	40,116
Treasury stock	(74,231)	(78,841)	(88,999)
Paid-in capital	33,205	32,048	27,651
Earnings invested in the business	742,718	735,104	692,961
Accumulated other comprehensive income	32,182	30,130	16,691

Total stockholders’ equity	773,990	758,557	688,420

Total Liabilities and Stockholders’ Equity	$1,484,819	$1,469,424	$1,337,276

STATISTICS:
Working Capital	$466,283	$463,256	$436,172
Current Ratio	1.8	1.8	1.8
Debt-to-capital %	8.9%	8.3%	6.9%
Global Days Sales Outstanding
Year-to-date	56	55	56

KELLY SERVICES, INC. AND SUBSIDIARIES

STATEMENTS OF CASH FLOWS

FOR THE 13 WEEKS ENDED APRIL 1, 2007 AND APRIL 2, 2006

(In thousands of dollars)

	2007	2006

Cash flows from operating activities
Net earnings	$11,915	$8,558
Noncash adjustments:
Depreciation and amortization	10,551	10,329
Provision for bad debts	1,961	1,116
Stock-based compensation	918	1,297
Gain on sale of discontinued operations	(6,166)	-
Other, net	(262)	(35)
Changes in other operating assets and liabilities	(4,884)	(10,270)

Net cash from operating activities	14,033	10,995

Cash flows from investing activities
Capital expenditures	(8,544)	(5,950)
Proceeds from sale of discontinued operations	12,500	-
Acquisition of companies, net of cash received	(16,869)	-
Other investing activities	13	(392)

Net cash from investing activities	(12,900)	(6,342)

Cash flows from financing activities
Net decrease in revolving line of credit	(1,857)	(5,891)
Proceeds from short-term debt	8,223	-
Dividend payments	(4,633)	(3,630)
Stock options and other stock sales	4,895	1,330
Other financing activities	(6,565)	393

Net cash from financing activities	63	(7,798)

Effect of exchange rates on cash and equivalents	1,205	(159)

Net change in cash and equivalents	2,401	(3,304)
Cash and equivalents at beginning of period	118,428	63,699

Cash and equivalents at end of period	$120,829	$60,395